EXHIBIT 99.1

Report of Independent Accountants to the Directors of Guardian iT plc

In our opinion, the accompanying consolidated balance sheet and the related consolidated profit and loss account, consolidated cash flow statement, and consolidated statement of total recognised gains and losses present fairly, in all material respects, the financial position of Guardian iT plc and its subsidiaries at 31 December 2001, and the results of operations and changes in financial position for the year ended 31 December 2001, in conformity with accounting principles generally accepted in the United Kingdom. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United Kingdom and the United States. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosure in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

Accounting principles generally accepted in the United Kingdom vary in certain important respects from accounting principles generally accepted in the United States. The application of the latter would have affected the determination of consolidated loss attributable to shareholders expressed in pounds sterling for the year in the period ended 31 December 2001 and the determination of consolidated shareholders’ funds and consolidated financial position also expressed in pounds sterling at 31 December 2001 to the extent summarized in Note 32 to the consolidated financial statements.

PricewaterhouseCoopers
Chartered accountants and registered auditors
Southampton, England

25 April 2002

Guardian iT plc
Consolidated profit and loss account for the year ended 31 December 2001

	Notes	Continuing 2001 £000	Acquisitions 2001 £000	Discontinuing 2001 £000	Total 2001 £000
Turnover	2	106,998	6,245	1,436	114,679
Cost of sales		(37,318)	(3,572)	(1,825)	(42,715)

Gross profit/(loss)		69,680	2,673	(389)	71,964
Administrative expenses		(134,123)	(2,124)	(5,704)	(141,951)

Operating profit/(loss) before goodwill amortisation and exceptional costs		16,510	791	(6,022)	11,279
Exceptional costs:
—other	4	(2,692)	—	—	(2,692)
—goodwill impairment	11	(65,260)	—	—	(65,260)
Goodwill amortisation	11	(13,001)	(242)	(71)	(13,314)

Operating (loss)/profit	3	(64,443)	549	(6,093)	(69,987)
Share of operating profit in associate					178

Total operating loss					(69,809)
Provision for loss on discontinued operations	4				(18,280)

Loss on ordinary activities before net interest payable					(88,089)
Net interest payable	7				(6,449)

Profit on ordinary activities before taxation, goodwill amortisation and exceptional costs					5,008
Exceptional costs:
—other	4				(19,930)
—goodwill impairment	11				(66,302)
Goodwill amortisation	11				(13,314)

Loss on ordinary activities before taxation					(94,538)
Tax on loss on ordinary activities	8				(1,092)

Loss on ordinary activities after taxation					(95,630)
Minority interests—equity					(125)

Loss attributable to shareholders	20,21				(95,755)
Dividends	9				(443)

Retained loss for the financial year					(96,198)

Post-goodwill amortisation and impairment
Basic loss per share	10				(136.5p )
Pre-goodwill amortisation and impairment
Basic loss per share	10				(23.0p )
Dividends per share	9				0.6p

The notes contained in Item 7(a)(6) form an integral part of these Financial Statements. There is no difference between the loss on ordinary activities before taxation and the retained loss for the year stated above and their historical cost equivalents.

Guardian iT plc
Statement of total Group recognised gains and losses for the year ended 31 December 2001

	Notes	2001 £000
Loss attributable to shareholders	20,21	(95,755)
Exchange differences on translation of overseas subsidiary undertakings		(1,423)

Total recognised losses		(97,178)

Guardian iT plc
Consolidated balance sheet > 31 December 2001

	Notes	2001 £000	2001 £000
Fixed assets
Intangible assets - goodwill	11		176,366
Tangible assets	13		63,567
Investments	14		212

			240,145
Current assets
Stocks—finished goods		758
Debtors	15	35,230
Cash at bank and in hand		3,342

		39,330
Restricted deposits relating to loan notes	16a	26,077

Creditors: Loan notes	16a	(26,077)
Other amounts falling due within one year	16b	(52,626)

Net current liabilities			(13,296)

Total assets less current liabilities			226,849

Creditors: Amounts falling due after more than one year	17		83,333
Provisions for liabilities and charges	18		4,760
Deferred income	26		39,172

			127,265
Capital and reserves
Called up share capital	19	10,547
Share premium account	20	174,316
Other reserve	20	1,887
Profit and loss account	20	(87,549)

Shareholders’ funds - equity	21		99,201
Minority interests - equity			383

			226,849

The Financial Statements contained in Item 7(a) (2)-(6) were approved by the Board on 25 April 2002.

Guardian iT plc
Consolidated cash flow statement for the year ended 31 December 2001

	Notes	2001 £000	2001 £000
Net cash inflow from operating activities	22		20,655
Returns on investments and servicing of finance
Interest received		132
Interest paid		(2,657)
Finance interest paid		(3,805)

Net cash outflow from returns on investments and servicing of finance			(6,330)

Taxation
Corporation tax paid			(2,904)

Capital expenditure and financial investment
Purchase of tangible fixed assets		(41,251)
Receipt from disposal of tangible fixed assets		1,395

Net cash outflow from capital expenditure and financial investment			(39,856)

Acquisitions and disposals
Purchase of shares in subsidiary companies		(3,144)
Restricted deposits in respect of loan notes relating to acquisitions		(1,840)
Cash acquired on acquisition of subsidiary undertakings		95
Deferred consideration received on disposal of associated undertaking in 1999		100
Deferred consideration paid		(647)

Net cash outflow from acquisitions and disposals			(5,436)

Equity dividends paid			(1,280)

Net cash outflow before financing			(35,151)

Financing
Issue of ordinary share capital		975
Cash inflow from sale and leaseback finance		34,843
Cash outflow from lease back finance capital repayments		(18,851)
Cash inflow from other loan finance		2,248
Cash outflow from other loan finance capital repayments		(367)
Long term bank loan obtained		9,000

Net cash inflow from financing			27,848

Net cash outflow for the year	23,24		(7,303)

Guardian iT plc
Notes to the Financial Statements > 31 December 2001

1    Accounting policies

(1)    Accounting convention

These consolidated Financial Statements are non-statutory and have been prepared without the inclusion of comparative figures. They have been prepared under the historical cost convention and in accordance with applicable Accounting Standards in the United Kingdom. In accordance with FRS 18, “Accounting Policies”, the Directors have reviewed the accounting policies set out below and consider them to be suitable, consistently applied and supported by reasonable and prudent judgements and estimates.

In the opinion of the Directors there has been no material impact on the Financial Statements as a result of adopting FRS 18, with the exception of the amount noted in respect of leasehold improvements in (3) below.

(2)    Basis of consolidation

The consolidated Financial Statements include the Financial Statements of the parent Company and all of its subsidiaries made up to the end of the financial year.

Businesses acquired during the period are accounted for under acquisition accounting principles. The associated undertaking has been accounted for using the equity method of consolidation.

(3)    Tangible fixed assets and depreciation

Tangible fixed assets are shown at cost less accumulated depreciation. Depreciation is provided on a straight line basis to write down the cost of tangible fixed assets to their estimated residual values over their estimated lives as follows:

Computer equipment	-	20.0% to 33.3%
Fixtures and fittings	-	20.0% to 25.0%

Leasehold improvements

The depreciation rate for all leasehold improvements (apart from re-instatement assets) are based on the lesser of the remaining lease term or ten years, in line with industry policy. Previously, depreciation rates between 14.3% and 20.0% were used. This change in estimation technique reduced 2001 depreciation by £0.6 million.

The Group recognises the anticipated cost of significant re-instatement of leasehold properties at the end of the lease term, in accordance with FRS 12. This anticipated cost is capitalised on a present value basis within leasehold improvements and depreciated using the reverse sum of the digits method.

(4)    Leases

Costs in respect of operating leases are charged to the profit and loss account on a straight line basis over the term of the lease.

Where assets are financed by lease agreements that give rights approximating to ownership (finance leases), the assets are treated as if they had been purchased outright and the corresponding leasing commitments are shown as obligations under finance leases. The relevant assets are depreciated over their estimated useful lives. The interest element of the rental obligations is charged to the profit and loss account on a reducing balance over the period of the lease.

Lease costs are capitalised during fit-out periods for new facilities where the building involved is an integral part of the facility being built and only to the extent that customers are in place during the fit-out period.

(5)    Pension costs

The Group operates a number of defined contribution pension schemes. Pension costs, which represent the contributions payable during the year, are written off directly to the profit and loss account.

(6)    Goodwill

Prior to 1998, goodwill arising on acquisitions was written off to a separate goodwill reserve. Following the introduction of FRS 10 on goodwill and intangible assets, goodwill previously written off to the goodwill reserve, was written off to profit and loss reserves.

From 1998, goodwill arising on acquisitions is capitalised and amortised on a straight line basis (subject to impairment tests) over its estimated useful life, in accordance with FRS 10.

Goodwill arising on the acquisition of overseas subsidiaries and businesses is treated as a foreign currency asset and is translated at the exchange rates ruling at the balance sheet date.

If businesses are disposed of which, on acquisition, resulted in goodwill being written off to reserves, such goodwill will be included in the calculation of the profit or loss on the disposal of that business in accordance with the requirements of FRS 10.

(7)    Debt issue costs

Debt issue costs are amortised over the period of the loan.

(8)    Deferred taxation

Deferred taxation is provided on timing differences using the liability method where it is probable that tax liabilities or assets will crystallise within the foreseeable future.

(9)    Turnover and deferred income

Turnover derives from the Group’s principal activity. It excludes value added tax and trade discounts, and represents the value of goods and services provided in respect of the period to which they relate.

Where the Group enters into contracts to provide services, turnover is recognised generally on a straight line basis over the life of those contracts, except where upfront implementation costs are incurred. As a result, amounts invoiced prior to the year end in respect of services to be provided in the following year are included in deferred income at the year end. Implementation fees are allocated over the periods in which the related costs are incurred.

(10)    Research and development

Research and development project expenditure is written off as incurred.

(11)    Foreign currency

Assets and liabilities in foreign currencies are expressed in sterling at the rates of exchange ruling at the balance sheet date.

The trading results of overseas subsidiaries are translated at the average exchange rate ruling during the year, with the adjustment between average rates and the rate ruling at the balance sheet date being taken to reserves. The difference arising on the restatement of the opening net investment, including goodwill, of overseas subsidiary undertakings, and of matching foreign currency loans are also dealt with as adjustments to reserves.

Other exchange differences are dealt with in the profit and loss account.

(12)    Financial instruments

It is the Group’s policy to use derivative financial instruments only to reduce exposure to interest and foreign exchange risks.

Derivative instruments are considered to be hedges because they are used to reduce the risk profile of an existing underlying exposure in accordance with the Group’s risk management policies. Under hedge accounting, the Group defers the instrument’s impact on profit until it recognises the foreign exchange effect of the underlying hedged item in the profit and loss account.

Interest differentials on derivative instruments are recognised by adjusting the net interest charge. Premiums or discounts on instruments are amortised over the shorter of the life of the instrument or the underlying exposure.

Currency swap agreements and forward currency rate agreements are retranslated at the rates ruling in the agreements and contracts. Resulting gains and losses are offset against the foreign exchange gains or losses on the underlying borrowings or, to the extent that they are held to hedge an underlying financial asset or liability, are deferred until the related transaction occurs.

(13)    Stocks

Stocks are stated at the lower of cost incurred in bringing each product of the data management division to its present location and condition and net realisable value. Net realisable value is based on estimated selling price less any further costs expected to be incurred to completion and disposal.

(14)    Sales commission

Amounts paid relating to sales commissions are deferred and released on a straight line basis over the life of those contracts to which the commission relates.

2    Segmental analysis

Geographical analysis by origin

Turnover 2001 £000
United Kingdom	82,315
Continental Europe	29,102
Other	3,262

114,679

	Profit/(loss) before taxation 2001
Geographical analysis by origin	Before amortisation and impairment of goodwill and exceptional costs £000	Amortisation and impairment of goodwill £000	Exceptional costs £000	After amortisation and impairment of goodwill and exceptional costs £000
United Kingdom	3,562	(73,380)	(17,858)	(87,676)
Continental Europe	1,312	(6,176)	(1,501)	(6,365)
Other	134	(60)	(571)	(497)

	5,008	(79,616)	(19,930)	(94,538)

Net assets 2001 £000
United Kingdom	94,927
Continental Europe	4,549
Other	(275)

99,201

The turnover deriving from its geographical destinations is not materially different from its geographical origin.

Business activity—analysis by business segment

Turnover 2001 £000
Business continuity	92,357
Web-hosting	1,001
Data management	21,321

114,679

	Profit/(loss) before taxation 2001
	Before amortisation and impairment of goodwill and exceptional costs £000	Amortisation and impairment of goodwill £000	Exceptional costs £000	After amortisation and impairment of goodwill and exceptional costs £000
Business continuity	10,566	(78,899)	(3,930)	(72,263)
Web-hosting	(6,094)	—	(15,929)	(22,023)
Data management	536	(717)	(71)	(252)

	5,008	(79,616)	(19,930)	(94,538)

It is not practical to show the analysis of net assets by business activity due to the management of certain balance sheet items on a Group basis.

3    Operating loss

Operating loss is stated after charging/(crediting):

		Notes	2001 £000
Exceptional costs		4	2,692
Depreciation	— owned assets		3,679
	— assets held under finance leases		15,342
Impairment of fixed assets	— owned assets		1,244
	— assets held under finance leases		14,928
Goodwill amortisation			13,314
Goodwill impairment			65,260
Profit on disposal of fixed asset			(130)
Operating lease rentals	— computer equipment		4,224
	— land and buildings		12,458
Auditors’ remuneration for audit services			260
Amortisation of debt issue costs			167
Staff costs		5	26,275

Remuneration of the Company’s auditors for the provision of non-audit services to the Group was £67,200 and comprised taxation and general advisory services. In addition, an amount of £360,000 was paid to the Company’s auditors for the due diligence work conducted on completed and aborted acquisitions in the year. £73,585 of this amount has been capitalised on acquisition within goodwill in the consolidated balance sheet.

4    Exceptional costs

	Notes		Exceptionals £000	Goodwill Impairment £000	Total £000
Charged to operating profit
Aborted costs of acquisitions	(i	)	1,047	—	1,047
Other asset write downs and reorganisation costs	(ii	)	1,645	—	1,645

			2,692	—	2,692
Impairment of goodwill	(iii	)	—	65,260	65,260
Charged to provision for loss on discontinued operations
Asset write downs and closure costs of web-hosting	(iv	)	15,929	—	15,929
Closure costs of Swiss operations	(v	)	1,309	—	1,309
Impairment of goodwill on the closure of Swiss operations	(iii	)	—	1,042	1,042

			17,238	1,042	18,280

			19,930	66,302	86,232

(i)
The Group announced on 16 August 2001 that it had terminated negotiations to acquire a very substantial overseas company. Discussions had continued for nearly a year with due diligence initiated at the end of June 2001. The costs relate to legal and other professional fees incurred.

(ii)
A Group wide impairment review of fixed assets has been undertaken during the year, resulting in certain write-offs of fixed assets. The Group has also undertaken a further reorganisation following recent acquisitions, giving rise to further redundancy costs and write-offs of assets.

(iii)
A review of goodwill was conducted during the year in accordance with the requirements of FRS 11 (Impairment of fixed assets and goodwill). As a result management have concluded that £66.3m of goodwill should be written off. See note 11 for further details.

(iv)
Further to the decision to exit the web-hosting market due to substantially reduced market opportunity, it has been necessary to make significant write downs in fixed assets to reflect the proposed use of premises and equipment for business continuity operations.

(v)
The Group decided to close its facility in Switzerland. Accordingly provision has been made against the costs of exiting the property lease and making appropriate asset write downs. Provision has been made at the year end for the remaining costs in 2002.

5    Employees

(a)    Number of employees
2001 Number
The average monthly number of persons (including Executive Directors) employed by the Group during the year was:

Office and management	502

(b) Employment costs
2001 £000
Wages and salaries	21,664
Social security costs	3,465
Pension costs	1,146

26,275

The Group operates a number of defined contribution pension schemes. The total amount paid to the pension schemes during the year was £1,146,000. At the year end an amount of £195,612 was lodged in a separate bank account awaiting transfer to the relevant UK pension scheme.

6    Directors’ remuneration

The remuneration received by each Director during the year ended 31 December 2001 is as follows:

	Salary and fees £	Benefits £	Annual bonus £	Pension £	2001 Total £
Executive Directors
Peter MacLean	250,000	24,589	—	45,000	319,589
Peter Jakob (resigned 30 Nov 01)	135,724	14,444	—	21,716	171,884
Neal Roberts (appointed 1 Dec 01)	15,833	1,362	—	2,533	19,728
Garry Growns (appointed 9 May 01)	120,013	10,588	—	19,202	149,803

	521,570	50,983	—	88,451	661,004

Non-Executive Directors
Richard Raworth	64,350	—	—	—	64,350
Roger Fawcett (appointed 1 Feb 01, resigned 11 Oct 01)	16,666	—	—	—	16,666
Stephen Dawson	27,500	—	—	—	27,500
Simon Miller	25,000	—	—	—	25,000
Derek Lewis (appointed 11 Oct 01)	6,250	—	—	—	6,250
William Passmore (resigned 1 Feb 01)	2,083	—	—	—	2,083

	141,849	—	—	—	141,849

Total	663,419	50,983	—	88,451	802,853

The above emoluments of Richard Raworth were in respect of consultancy services provided to the Company in accordance with a consultancy agreement dated 15 December 1994, as amended on 18 February 1998. No further amounts were payable in respect of Directors’ fees.

The above emoluments of Stephen Dawson were paid to ECI Ventures Limited in respect of his services as a Director of the Company.

Directors and their interests

At 31 December 2001, the following Directors had the following beneficial and family interests in the shares of the Company:

			Balance at 1 January 2001(*)	Exercised in year	Acquired in year	Balance at 31 December 2001	Percentage of Issued Share Capital
Ordinary shares
Richard Raworth			252,690	—	117,793	370,483	0.53%
Peter MacLean			221,682	—	256,360	478,042	0.68%
Garry Growns			24,746	—	14,216	38,962	0.06%
Stephen Dawson			—	—	50,118	50,118	0.07%
Simon Miller			4,989	—	—	4,989	0.01%

			504,107	—	438,487	942,594

Call options
Richard Raworth	(ii	)	432,280	(432,280)	—	—
Peter MacLean	(i	)	18,826	(18,826)	—	—
	(ii	)	875,026	(875,026)	—	—

			1,326,132	(1,326,132)	—	—

Total Interests
Richard Raworth			684,970	(432,280)	117,793	370,483	0.53%
Peter MacLean			1,115,534	(893,852)	256,360	478,042	0.68%
Gary Growns			24,746	—	14,216	38,962	0.06%
Stephen Dawson			—	—	50,118	50,118	0.07%
Simon Miller			4,989	—	—	4,989	0.01%

			1,830,239	(1,326,132)	438,487	942,594

(*) or date of appointment if later.

The call options, as described above, were to purchase shares at (i) 15.82 pence and (ii) 57.77 pence.

Call options

The holdings of ordinary shares of the original venture capital investors—3i Group plc, Bank Austria Creditanstalt International AG and The North of England Venture Fund—at 22 April 2002 include 457,368 ordinary shares (0.65% of the issued share capital) which have been transferred to Vidacos Nominees Limited (who hold the shares as nominee for such investors) and remain subject to call options granted in favour of certain of the Directors and employees of the Group.

On 12 February 1998, Richard Raworth and Peter MacLean (together with all other members of the Group’s management who held employee share options) released all of their holdings of options to subscribe for new shares in Guardian dr Limited. In consideration for the release, they were granted, by the original venture capital investors of Guardian dr Limited, options to purchase a number of the venture capital investors’ shares.

The call options over the 457,368 ordinary shares remain until 22 May 2002, unless such call options are exercised on or prior to that date.

On 22 April 2002, Richard Raworth, Peter MacLean, Gary Growns, Simon Miller and Stephen Dawson had interests in 370,483 (0.53%) ordinary shares, 478,042 (0.68%), 38,962 (0.06%), 4,989 (0.01%) and 50,118 (0.07%) respectively of the issued share capital of the Company. The Directors had total interests in 942,594 ordinary shares (1.34%) of the Company at 22 April 2002.

On 14 March 2001, Richard Raworth, Peter MacLean and Peter Jakob exercised all of their call options over the venture capital shares and subsequently sold 314,487, 649,909 and 259,659 shares respectively. The exercise prices were 15.82 pence and 57.77 pence and with a market price of 630 pence, they made gains of £1,799,589, £3,726,872 and £1,485,847 respectively.

In addition, at 31 December 2001 the following Directors have been granted the following share options under the 1998 Executive and Employee Share Option Scheme (the 1998 Scheme) and the 2001 Executive and Employee Share Option Scheme (the 2001 Scheme):

	Scheme	Date of grant	Number of ordinary shares	Exercise price	Exercise period
Peter MacLean	1998	9 March 1998	53,893	241.5p	9 March 2001 to 9 March 2005
	1998	12 October 1999	78,665	625.1p	12 October 2002 to 12 October 2006
	1998	4 October 2000	20,000	1199.0p	4 October 2003 to 4 October 2007

Garry Growns	1998	4 October 2000	54,212	1199.0p	4 October 2003 to 4 October 2007
	2001	4 September 2001	100,000	272.0p	4 September 2004 to 4 September 2008

Options granted under the 1998 Scheme are exercisable three years after the date of grant for a period of seven years provided there has been a minimum increase in the Company’s earnings per share (before goodwill amortisation) in excess of 4% per year over the growth in the Retail Price Index over the three year period from the date of grant until the third anniversary thereof, or any later three year period prior to the date of exercise.

Options granted under the 2001 Scheme are exercisable three years after the date of grant for a period of seven years provided the Company’s total shareholder return is at least median compared to two pre-determined comparator groups. For sixty per cent of options comprising each individual grant, the comparator group is made up of companies selected from the FTSE Software and Computer Services sector. The remaining forty per cent of each grant is measured against the constituent companies of the FTSE Mid-250 Index, excluding investment trusts. Furthermore, for options to be exercisable, the Remuneration Committee must be satisfied that there has been sustained and significant improvement in the underlying financial performance of the Company. If the performance targets have not been fully satisfied on the third anniversary, the targets can be restated at six monthly intervals until the end of the fifth year. To the extent that all or some of an option has not vested by that date, it will lapse.

No Director waived emoluments in respect of the year ended 31 December 2001.

The highest and lowest share prices of the Company during 2001 were: 1035p and 148p.

7 Net interest payable
2001 £000
Interest payable
Bank:
On bank overdraft	385
On bank loans repayable within 5 years	2,309

Other loans	82

Finance leases:
On finance leases	3,805

Total interest payable	6,581

Interest receivable
Bank	(132)

Net interest payable	6,449

8    Taxation
	Notes	2001 £000
UK corporation tax charge based on the profits for the year at 30.0%		691
Deferred taxation	18	(438)
Overseas taxation		757
Share of associates’ corporation tax		82

		1,092

There is no material tax effect relating to the provision for loss on discontinued operations.

The effective tax rate is different from the 30% corporation tax rate in the UK principally because of taxable losses and impairments of fixed assets for which no deferred tax asset has been recognised.

9    Dividends

2001 £000
Interim paid of 0.63 pence per share	443
Final proposed dividend of nil pence per share	—

443

10    Loss per share

Loss per share has been calculated in accordance with FRS 14, by dividing the consolidated loss after tax attributable to ordinary shareholders, by the weighted average number of shares in issue. The number of ordinary shares in issue used in the calculation is the weighted average number of 15 pence ordinary shares deemed to be in issue during the year as adjusted for the rights issue in July 2000.

The loss per share information has been calculated as follows:

Post-goodwill amortisation and impairment	£000	2001 Weighted average number of shares 000	Per share amount pence
Basic loss per share Loss attributable to shareholders	(95,755)	70,173	(136.5p	)

The Group has no dilutive potential ordinary shares which would serve to decrease the loss per ordinary share. There is therefore no difference between the loss per ordinary share and the diluted loss per ordinary share.

Pre-goodwill amortisation and impairment	£000	2001 Weighted average number of shares 000	Per share amount pence
Basic loss per share
Loss attributable to shareholders Goodwill amortisation and impairment	(95,755 79,616)

Loss attributable to shareholders (pre-goodwill amortisation and impairment)	(16,139)	70,173	(23.0p	)

Supplementary basic loss per share has been calculated to exclude the effect of goodwill amortisation and impairment in order that the effect of these items on reported losses can be fully appreciated.

11    Intangible fixed assets—goodwill

	Notes	£000
Cost
At 1 January 2001		261,759
Additions	12	5,889
Exchange rate adjustments		(2,100)

At 31 December 2001		265,548

Amortisation
At 1 January 2001		9,773
Charge for the year		13,314
Impairment charge		66,302
Exchange rate adjustments		(207)

At 31 December 2001		89,182

Net book amount at 31 December 2001		176,366

The goodwill arising on acquisitions is being amortised on a straight line basis in all material cases over 20 years from the dates of acquisition, being the periods the Directors consider appropriate for each of the acquisitions. These periods are the periods over which the Directors estimate that the value of the underlying businesses are expected to exceed the value of the underlying assets.

In accordance with FRS 11 (Impairment of fixed assets and goodwill), the carrying values of the Group’s subsidiary undertakings at 31 December 2001 have been compared to their recoverable amounts, represented by their value in use to the Group. The review has resulted in an exceptional charge to operating costs of £63.0 million in respect of goodwill impairment relating to the Safetynet Group Limited acquisition. The goodwill impairment recognises that the initial revenue and profit estimates at the time of acquisition have not been fully realised. Additionally, the remaining goodwill for the German and Swiss businesses has been written-down to £nil, giving exceptional charges of £2.3 million and £1.0 million respectively.

The value in use was derived from discounted cash flow projections covering the period to 2020, as this is considered to be the period over which economic benefits from the acquisitions can reasonably be expected to accrue. The discount rate used was 8% on a pre-tax basis being the expected weighted average cost of capital. Growth rates for the businesses were based on estimated growth rates expressed in business plans for the first five years, with the long-term average UK gross domestic product growth rates or zero growth used after this initial period.

The opening balances (prior to the goodwill impairment charge) have been adjusted for the following:

	Provisional fair value to the Group £000	Adjustments £000	Final fair value to the Group £000
Goodwill on acquisition of Safetynet Group Limited
Investments	74	—	74
Tangible fixed assets	8,843	(931)	7,912
Debtors	5,680	—	5,680
Cash at bank and in hand	2,194	—	2,194
Bank loans	(16,275)	—	(16,275)
Loan notes	(3,250)	—	(3,250)
Creditors	(5,265)	(575)	(5,840)
Long term liabilities	(719)	—	(719)
Deferred income	(9,908)	—	(9,908)

Net liabilities acquired	(18,626)	(1,506)	(20,132)
Total consideration	(152,551)	—	(152,551)

Goodwill	(171,177)	(1,506)	(172,683)

The adjustments noted above principally relate to assets which could not be located and an adjustment related to a property lease.

	Provisional fair value to the Group £000	Adjustments £000	Final fair value to the Group £000
Kingswell Computer Company Limited
Net assets acquired	1,000	—	1,000
Total consideration	(10,447)	(159)	(10,606)

Goodwill	(9,447)	(159)	(9,606)

Further adjustments of £129,000 (net) have been made to increase goodwill as at 1 January 2001 to reflect changes to deferred consideration on acquisitions made in previous periods.

12    Acquisitions

In February 2001, the Group acquired Allegro Group Nordic AS. The goodwill arising was calculated as follows:

	Notes		£000
Tangible fixed assets			212
Stock			92
Debtors			1,890
Cash at bank and in hand			95
Creditors			(1,963)
Creditors greater than one year			(25)
Deferred income			(369)

Net liabilities acquired			(68)
Goodwill	11		5,889

Total consideration fair value			5,821

Satisfied by:
Cash			2,913
Deferred cash payment			735
Shares issued	(i	)	1,916
Acquisition costs			257

			5,821

In the opinion of the Directors there was no difference between the book value and provisional fair value of the net assets acquired.

(i) On the acquisition, Guardian iT plc has taken advantage of section 131 of the Companies Act 1985 to transfer the premium arising on the issue of shares to an other reserve.

Cost of acquisition	5,821
Premium on shares issued	(1,887)

Carrying value of the acquisition in the accounts of the Company at acquisition date	3,934

The profit after tax for the last twelve month accounting period ending 31 December 2000, was £259,000. The loss after tax from 1 January 2001 to the date of acquisition, was £15,000.

        The subsidiary undertaking acquired during the year contributed £184,000 to the Group’s operating net cash flows, paid £21,000 in respect of net returns on investments and servicing of finance, paid £64,000 in respect of taxation and utilised £30,000 for capital expenditure.

13    Tangible fixed assets
	Short leasehold improvements £000	Computer equipment £000	Fixtures and fittings £000	Total £000	Finance leased assets £000
Cost
At 1 January 2001	17,559	80,163	15,169	112,891	70,642
Exchange rate adjustments	(15)	(1,894)	(207)	(2,116)	(1,175)
Acquisitions of subsidiary undertakings and businesses	—	84	128	212	—
Additions	29,024	11,278	5,042	45,344	27,467
Disposals	(1,159)	(2,197)	(77)	(3,433)	(458)

At 31 December 2001	45,409	87,434	20,055	152,898	96,476

Depreciation
At 1 January 2001	4,516	46,526	6,800	57,842	28,540
Exchange rate adjustments	(13)	(1,378)	(144)	(1,535)	(796)
Charge for the year	2,986	13,108	2,927	19,021	15,342
Impairment charge (included in exceptional costs)	11,789	4,168	215	16,172	14,928
Disposals	(22)	(2,110)	(37)	(2,169)	(439)

At 31 December 2001	19,256	60,314	9,761	89,331	57,575

Net book value
At 31 December 2001	26,153	27,120	10,294	63,567	38,901

Short leasehold improvements includes an asset addition of £4,093,000 relating to the anticipated future reinstatement costs associated with bringing several of our facilities back to original use at the end of their lease life. This is being charged to the profit and loss account using a reverse sum of the digits method to the end of the lease term.

The impairment charge principally relates to fixed assets that were utilised for web-hosting and represents the write down required to reflect the change in use from web-hosting to high availability computer room and business continuity.

Assets capitalised and held under finance leases, are mainly included in computer equipment and leasehold improvements.

At 31 December 2001, the Directors had authorised capital expenditure of £1,638,000.

14    Investments

2001 £000
Interest in Safetynet Japan KK

At 1 January	116
Share of retained profits	96

At 31 December	212

The following is a list of the principal subsidiaries:

Subsidiary undertakings	Country of incorporation	Principal activity	Class and % of shares and voting rights held
Guardian dr Limited	England	Business continuity and disaster recovery	100% Ordinary shares
Guardian dr (Overseas Holdings) Limited	England	Holding Company	100% Ordinary shares
* Guardian iT GmbH	Germany	Business continuity and disaster recovery	100% Ordinary shares
* SafeGuard iT (Pty) Limited	South Africa	Business continuity and disaster recovery	50% Ordinary shares
* Guardian iT Holdings (Belgium) SA	Belgium	Holding Company	100% Ordinary shares
* Guardian iT France SA	France	Business continuity and disaster recovery	100% Ordinary shares
* Guardian iT Belgium SA	Belgium	Business continuity and disaster recovery	100% Ordinary shares
* Guardian iT Sweden AB	Sweden	Business continuity and disaster recovery	100% Ordinary shares
* iX Security AB	Sweden	Business continuity and disaster recovery	100% Ordinary shares
* Guardian iT AG	Switzerland	Business continuity and disaster recovery	100% Ordinary shares
iXguardian Limited	England	Web-hosting	100% Ordinary shares
TeleVault iT Limited	England	TeleVault service	100% Ordinary shares
* Guardian Data Management Limited	England	Data management	100% Ordinary shares
* Kingswell Skyhawk AB	Sweden	Data management	100% Ordinary shares
* Safetynet Group Limited	England	Holding Company	100% Ordinary shares
* Safetynet Limited	England	Business continuity and disaster recovery	100% Ordinary shares
* Safetynet Trading Places Limited	England	Business continuity and disaster recovery	100% Ordinary shares
* Guardian Information Technology Luxembourg SA	Luxembourg	Business continuity and disaster recovery	100% Ordinary shares
Allegro Group Nordic AS	Norway	Data management	100% Ordinary shares
Strohl Systems (UK) Limited	England	Business continuity and disaster recovery	50% Ordinary shares

Associate undertaking
* Safetynet Japan KK	Japan	Business continuity and disaster recovery	26% Ordinary shares

* Held by subsidiaries

15    Debtors

2001 £000
Trade debtors	21,115
Other debtors	2,080
Prepayments	12,035

35,230

Included in prepayments is an amount of £287,000 which is recoverable after more than one year.

16a    Restricted cash deposits and loan notes

Restricted deposits are held with the Group’s bankers in respect of guarantees provided by the bank to the holders of loan notes issued in part payment for, or acquired, on acquisition. The principal amounts can only be used by the Group to settle the loan note obligations.

16b    Creditors: Other amounts falling due within one year
	Notes	2001 £000

Bank loan	17a	2,000
Less: Debt issue costs		(151)

		1,849
Bank overdraft		8,027
Obligations under finance leases		18,143
Other loans		394
Trade creditors		13,863
Other taxation and social security costs		1,126
Other creditors		1,522
Accruals		7,429
Corporation tax		273

		52,626

Accruals in 2001 includes deferred consideration for acquisitions of £983,000, which is due to be settled in 2002. The deferred consideration, payable in cash, principally relates to the acquisition of the Allegro Group. The amount payable, which ranges from £nil to £1.9 million, is dependent upon the full year 2001 earnings before interest and tax, after adjusting for certain items not relating to the ordinary activities of Allegro, exceeding certain levels set at the time of acquisition. The amount provided represents the most likely outcome, subject to agreement over the adjustments referred to above.

The bank overdraft and loan are secured by a share pledge over the shares of Guardian iT Sweden AB, Guardian iT France SA, Guardian iT Belgium SA and guarantees from subsidiary companies.

17    Creditors: Amounts falling due after more than one year

	Notes	2001 £000
Bank loan	17a	41,661
Less: Debt issue costs		(292)

		41,369
Obligations under finance leases		40,477
Other loans		1,487

		83,333

The bank loan is secured by a share pledge over the shares of Guardian iT Sweden AB, Guardian iT France SA, Guardian iT Belgium SA and guarantees from subsidiary companies.

17a    Bank loan

2001 £000
Interest was charged on the bank loan at LIBOR plus a margin of 0.95% up to 1 November 2001, after which a rate of 1.375% over LIBOR applied. The loan is repayable as follows:

Within one year	2,000
Due within one to two years	2,000
Due within two to five years	39,661

43,661

17b Obligations under finance leases
2001 £000
Within one year	21,978
Due within one to two years	18,146
Due within two to five years	26,193
Due after five years	1,634

67,951
Less: Finance charges allocated to future periods	(9,331)

58,620

Finance leases are secured upon the assets to which they relate.

17c Other loan finance
2001 £000
Within one year	520
Due within one to two years	520
Due within two to five years	1,160
Due after five years	—

2,200
Less: finance charges allocated to future periods	(319)

1,881

Other loan finance relates to amounts advanced by finance companies which are not secured upon assets.

18    Provisions for liabilities and charges

	Notes	2001 £000
Onerous lease		667
Property provision	13	4,093
Deferred tax		—

At 31 December		4,760

The movement in deferred tax during the year, the amount of deferred tax provided and the full potential liability/(asset) was as follows:

At 1 January		438
Credit to the profit and loss account		(438)

At 31 December		—

	2001 (asset)/liability
Amount provided/full potential liability at 30%	Amount provided £000	Full potential £000
Decelerated capital allowances	—	(528)
Other timing differences	—	(66)

	—	(594)

A deferred tax asset of £110,000 was created in 1998 and 1999 as a prudent estimate of the benefit of the amount of taxable losses in Germany which will be offset against taxable profits in Germany in the foreseeable future. This deferred tax asset was reduced to £nil at 31 December 2001 due to the Directors considering there to be no reasonable prospect of recovery.

No provision has been made for additional taxation which might become payable in the event of a distribution of profits retained by overseas subsidiaries.

19    Share capital

	2001 Number 000	2001 £000
Authorised
Ordinary shares of 15p each	100,000	15,000

Allotted, called up and fully paid
Ordinary shares of 15p each	70,311	10,547

All of the Company’s share capital comprises equity interests.

On 28 February 2001, 195,680 ordinary shares were allotted as part consideration for the acquisition of Allegro Group Nordic AS. The total market value of shares issued was £1,915,707.

340,450 ordinary shares were allotted during the year on the exercise of share options. The total market value of shares issued was £973,767.

Certain employees of the Group hold options to subscribe for shares in the Company at the market price on the date of the grant. The number of shares subject to options, the periods in which they were granted and the periods in which they may be exercised are given below:

Year of grant	Exercise price	Exercise period	2001 Numbers
1998	241.5p	2001-2008	165,913
1998	241.5p	2001-2005	132,747
1999	540.8p	2002-2009	93,982
1999	540.8p	2002-2006	171,580
1999	563.5p	2002-2006	8,873
1999	625.1p	2002-2009	23,995
1999	625.1p	2002-2006	254,224
2000	1205.6p	2003-2010	12,439
2000	1205.6p	2003-2007	221,364
2000	1199p	2003-2010	37,530
2000	1199p	2003-2007	224,660
2000	1163p	2003-2010	36,106
2000	1163p	2003-2007	122,960
2001	657p	2004-2011	95,556
2001	657p	2004-2008	285,533
2001	272p	2004-2011	64,279
2001	272p	2004-2008	309,065
2001	274p	2005-2008	17,025
2001	281p	2004-2011	10,676
2001	281p	2004-2008	4,124

			2,292,631

20    Reserves

	Other reserve £000	Share premium £000	Profit and loss account £000
At 1 January 2001	33,577	173,394	(23,505)
Loss attributable to shareholders	—	—	(95,755)
Dividends	—	—	(443)
Issue of new shares	1,887	922	—
Currency translation differences	—	—	(1,423)
Transfer between reserves relating to impairment of goodwill	(33,577)	—	33,577

At 31 December 2001	1,887	174,316	(87,549)

Goodwill of £29,548,000 was written off in prior years directly to reserves. The Group had taken advantage in 1998 of the transitional arrangements of FRS 10 on goodwill and intangible assets not to reinstate goodwill on the balance sheet. See Note 32.

21    Reconciliation of movements in shareholders’ funds

2001 £000
Loss attributable to shareholders	(95,755)
Dividends	(443)
Currency translation differences	(1,423)
Ordinary shares issued	2,890
Goodwill reinstated	—

Net reduction in shareholders’ funds	(94,731)
Opening shareholders’ funds	193,932

Closing shareholders’ funds	99,201

22    Reconciliation of operating loss to net cash inflow/(outflow) from operating activities

	Continuing £000	Discontinuing £000	Total 2001 £000
Operating loss			(69,987)
Provision for loss on discontinuing operations			(18,280)

	(63,894)	(24,373)	(88,267)
Depreciation	18,528	493	19,021
Impairment of tangible assets	525	15,647	16,172
Goodwill amortisation	13,243	71	13,314
Impairment of goodwill	65,260	1,042	66,302
Profit on disposal of fixed assets	(130)	—	(130)
Amortisation of debt issue costs	167	—	167
Increase in stocks	(164)	—	(164)
Increase in debtors	(5,699)	(78)	(5,777)
(Decrease)/increase in creditors	(1,596)	428	(1,168)
Increase in provisions for liabilities and charges	—	667	667
Increase/(decrease) in deferred income	527	(9)	518

Net cash inflow/(outflow) from operating activities	26,767	(6,112)	20,655

The effects of the discontinuing operations on the cash flow statement are as follows:
Finance lease interest paid		(642)
Purchase of tangible assets		(856)
Cash inflow from sale and leaseback finance		679
Cash outflow from leaseback finance capital repayments		(104)

Net cash outflow for the year		(7,035)

23    Reconciliation of net cash flow to movement in net debt

2001 £000
Decrease in cash in the year	(7,303)
Cash inflow from decrease in debt	(9,000)
Cash inflow from sale and leaseback finance	(34,843)
Cash outflow from lease finance capital repayments	18,851
Cash inflow from other loan finance	(2,248)
Cash outflow from other loan finance capital repayments	367
Exchange gains	675

Change in net debt resulting from cash flows	(33,501)
Net debt at 1 January	(75,346)

Net debt at 31 December	(108,847)

24    Analysis of net debt

	Notes	At 1 January £000	Cash flows £000	Amounts relating to acquisitions £000	Differences on exchange £000	At 31 December £000
Cash at bank and in hand		2,799	724	—	(181)	3,342
Bank overdraft		—	(8,027)	—	—	(8,027)
Restricted deposits relating to loan notes	16a	24,287	(50)	1,840	—	26,077
Loan notes	16b	(24,287)	50	(1,840)	—	(26,077)
Bank loans:
Falling due within one year		(2,000)	—	—	—	(2,000)
Falling due after more than one year		(33,169)	(9,000)	—	508	(41,661)
Finance leases:
Falling due within one year		(12,986)	(5,264)	—	107	(18,143)
Falling due after more than one year		(29,990)	(10,728)	—	241	(40,477)
Other loan finance:
Falling due within one year		—	(394)	—	—	(394)
Falling due after more than one year		—	(1,487)	—	—	(1,487)

		(75,346)	(34,176)	—	675	(108,847)

25    Cash flow relating to exceptional costs

The exceptional costs have reduced the net cash inflow from operating activities by £2,122,000.

26    Minimum aggregate contract value

At 31 December 2001, the Group had contracted revenues, assuming no renewals, of £172.7 million. Of this amount, £39.2 million was invoiced prior to the year end and had not been released to the profit and loss account.

27    Related party transactions

The Company has taken advantage of the exemption not to disclose related party transactions with fellow Group companies in accordance with FRS 8, Related Party Disclosures. There are no other transactions to disclose.

28    Financial commitments

The annual commitments in respect of operating leases falling due in the next year are as follows:

	Property leases £000	Other operating leases £000	Total £000
2001
Expiry date:
Within one year	889	2,469	3,358
Between two and five years	2,285	2,306	4,591
Over five years	11,315	397	11,712

	14,489	5,172	19,661

Included above within one year is £667,000 in respect of an onerous lease for the Swiss operations, due to be settled within 2002. See note 18.

29    Contingent liabilities

Undertakings of the Group are involved in litigation in the United Kingdom, involving claims against them in the ordinary course of business. The Directors of the Company, after reviewing the claims pending and threatened against the Group and taking into account the advice of relevant legal advisers, are satisfied that the outcome of these claims will not have a material adverse effect on the net assets of the Group.

The Group is also aware of a potential claim in respect of the proposed energy centre at Heathrow. Advice has been obtained from the Group’s solicitors and in the light of this advice believe that any potential liability is unlikely to be material. In addition, the Group is in dispute with the landlord of its New York premises where breaches of the lease are alleged. The Group believes it has adequate defence against such a claim. Given that the Group has announced its intention to withdraw from this facility during 2002, it will be necessary to provide during that year for any anticipated net outgoings on future lease payments.

30    Post balance sheet events

The Board believes that an offer for the entire capital of the Company is imminent. Certain negotiations have taken place with the Company’s bankers after year end, see note 31 for more details.

31    Financial instruments

Objectives, policies and strategies

The Group’s objective is to finance acquisitions through new capital, cash reserves or loans at variable rates, and investments in fixed assets through leasing arrangements at fixed rates.

The Group’s policy towards using financial instruments is to manage interest rate, liquidity and currency exposure risk without exposing the Group to undue risk or speculation. Transactions are only undertaken if they relate to underlying exposures. The policy is considered at least annually by the Directors.

Risk management

The main risks arising are currency, interest rate and liquidity risk as explained below:

Interest rate risk

The Group finances its operations through a combination of retained earnings, bank borrowings and leasing arrangements. At the year end a substantial part of the Group’s borrowings were at fixed rates of interest.

In addition, £26.1 million of loan notes relating to acquisitions were backed by restricted cash deposits resulting in the overall interest effect on the Group being neutral.

The maximum interest payable on part of the bank loan has been fixed through an interest swap agreement.

Currency risk

The Group owned subsidiaries and businesses located in France, Germany, Belgium, Switzerland, Scandinavia, Luxembourg and South Africa during the year. The exposure to currency movements arising on those investments is managed through an £80 million multi-currency facility, of which £45 million is outstanding at 31 December 2001. Part of the loan has been drawn down in euros as detailed below. The Group borrows in sterling, euros and to a limited extent in other European currencies. There are also exposures to exchange movements on profits arising in overseas subsidiaries. During 2001 there was no such significant exposure. There have also been no significant exposures arising in the year due to surplus funds, over and above local working capital requirements, in currencies other than sterling. The £80 million facility referred to above was voluntarily amended to £63 million as at 27 March 2002.

Liquidity risk

It has been the Group’s strategy throughout the year to maintain a combination of short and medium term borrowings with their bankers and leasing companies. Short term flexibility was achieved during 2001 through a £10 million overdraft facility and substantial facilities with various leasing companies. The £10 million overdraft facility referred to above was temporarily increased to £11 million on 27 March 2002, this will revert to £10 million on 30 June 2002.

Short term debtors and creditors have been excluded from the disclosures as permitted by FRS 13.

Interest rate risk

The interest rate and currency profile of the Group as at 31 December 2001 was:

Currency	Total £000	Floating rate financial liabilities £000	Fixed rate financial liabilities			Financial liabilities on which no interest is paid £000
			£000	Weighted average period years	Weighted average interest rate %
Sterling	91,807	33,027	54,687	3.9	6.3%	4,093
Euro	18,699	18,661	—	—	—	38
German Deutschmark	2,643	—	2,434	2.3	4.5%	209
French Franc	1,806	—	1,806	3.1	4.2%	—
Belgian Franc	812	—	812	3.8	4.7%	—
Swedish Kroner	114	—	114	2.9	3.5%	—
Swiss Franc	1,248	—	581	3.3	3.9%	667
South African Rand	67	—	67	0.2	11.6%	—
Norwegian Kroner	736	—	—	—	—	736

	117,932	51,688	60,501			5,743

Interest was charged at LIBOR plus a margin of 0.95% up to 1 November 2001, after which a rate of 1.375% over LIBOR applied following renegotiation of facilities.

An interest rate swap for £13 million and Euro 20 million of the loans was purchased from Barclays Bank in February 2001 to fix the interest rate payable as follows:

Loan	Term	Rate
£13 million	4 June 2001 to 2 June 2006	5.28%
Euro 20 million	4 June 2001 to 2 June 2006	4.50%

Loan notes

The details of the loan notes in existence at the year end are as follows:

	Amount £000	Term	Rate
Safetynet acquisition	16,937	27 July 2000 to 6 April 2007	0.5% below LIBOR
Safetynet management buy-out	3,250	12 February 1999 to 12 February 2004	1.0% below LIBOR
Kingswell acquisition	4,050	4 October 2000 to 31 October 2003	1.0% below LIBOR
Kingswell acquisition	1,840	19 July 2001 to 31 December 2003	1.0% below LIBOR

Restricted deposits are held with the Company’s bankers in respect of guarantees provided by the bank to the holders of the loan notes issued in part payment for or acquired on acquisition. The principal amounts can only be used by the Company to settle the loan note obligations, commission is payable to Barclays Bank of 0.15% per annum on the outstanding loan notes. Interest is receivable on these restricted deposits at approximately the rate of loan note obligations less the commission payable to the Company’s bankers.

Maturity of financial liabilities

The maturity profile of the Group’s financial liabilities, other than short-term creditors and accruals, was as follows:

	Bank debt £000	Other loans £000	Finance leases £000	Deferred consideration £000	Other £000	Total £000
2001
In one year or less, or on demand	10,027	394	18,146	983	667	30,217
In more than one year but not
more than two years	2,000	426	15,523	—	—	17,949
In more than two years but not
more than five years	39,661	1,061	23,419	—	—	64,141
In more than five years	—	—	1,532	—	4,093	5,625

Total	51,688	1,881	58,620	983	4,760	117,932

In addition, loan notes of £26.1 million are payable on demand up to 2007. They are collateralised by cash restricted deposits with the Company’s bankers.

Borrowing facilities

The Group has various borrowing facilities available to it, including lease finance facilities. The undrawn committed bank facilities available at 31 December 2001 were as follows:

£000
Expiring in less than one year	1,973
Expiring in more than two years but less than five years	36,339

Total	38,312

Due to the anticipated breach of Banking Covenants, the Group undertook a renegotiation of its banking facilities and covenants in March and April 2002. These have now been satisfactorily concluded and the Group has secured waivers in respect of any prior breaches of covenants, established new more relevant covenants and voluntarily reduced the limit on the multi-currency revolving credit agreement from £80 million to £63 million from March 2002.

Financial assets

The currency profile of the financial assets of the Group, excluding short term debtors, at 31 December was as follows:

Floating rate financial assets
2001 £000
Sterling	650
Euro	108
German Deutschmark	573
French Franc	377
Belgian Franc	370
Swedish Kroner	556
Swiss Franc	114
South African Rand	289
Other	305

Total	3,342

The interest earned on cash deposits is based on relevant national LIBOR equivalents.

Currency exposures

A summary of the Group’s monetary assets and liabilities that are not denominated in the functional currency of the operating unit involved was as follows:

Functional currency of Group operation	Euro £000	Other EU currencies £000	Swiss Franc £000	South African Rand £000	US Dollar £000	Net foreign currency monetary liabilities Total £000
Sterling	(18,271)	8,494	1,998	300	(204)	(7,683)
Norwegian Kroner	—	—	—	—	(499)	(499)

Total	(18,271)	8,494	1,998	300	(703)	(8,182)

The Euro exposure relates to part of the bank loan obtained in 1999 which was drawn down in Euros. The Sterling exposure to French Franc, Belgian Franc and Swedish Kroner relates to inter company loans with subsidiaries. The balances outstanding are repayable on demand and interest is charged at 4.0% per annum.

Fair values of financial assets and financial liabilities

A summary of the fair values of the Group’s financial assets and liabilities compared with book values is set out below.

Fair values have been calculated by discounting expected future cash flows at prevailing interest rates.

	2001 Book value £000	2001 Fair value £000
Cash	3,342	3,342
Restricted cash	26,077	26,077
Loan notes	(26,077)	(26,077)
Overdraft	(8,027)	(8,027)
Bank borrowings	(43,661)	(43,299)
Finance leases	(58,620)	(54,209)
Other loans	(1,881)	(1,793)
Deferred considerations	(983)	(983)

Forward transactions

The Group had the following outstanding forward transactions to hedge foreign currencies and fund purchases:

	Currency $000	Sterling equivalent £000

Maturity within one year	250	173

To cover future purchases in US$

32    Differences between UK and US Generally Accepted Accounting Principles

The Group’s consolidated financial statements are prepared in accordance with UK GAAP, which differ in certain respects from accounting principles generally accepted in the United States (US GAAP). The principal differences between UK GAAP and US GAAP are presented below together with explanations of certain adjustments that affect the consolidated loss attributable to shareholders and total shareholders’ funds as of and for the year ended 31 December 2001:

Reconciliation of loss attributable to shareholders	Dec 01 £ million
Loss attributable to shareholders under UK GAAP	(95.8)
Turnover	(0.1)
Share-based compensation	1.7
Goodwill and amortisation	(1.5)
Purchase consideration	2.2
Purchase consideration – compensation expense	(0.3)
Finance lease interest expense	0.8
Lease restoration and holiday provisions	(0.4)
Derivatives	0.1
Deferred tax impact of adjustments	(0.1)

Net loss under US GAAP	(93.4)

Reconciliation of shareholders’ funds	Dec 01 £ million
Shareholders’ funds reported under UK GAAP	99.2
Turnover	(0.9)
Goodwill and amortisation	19.4
Purchase consideration – compensation expense	(0.3)
Finance lease interest expense	1.4
Lease restoration and holiday provisions	(0.6)
Derivatives	0.1
Deferred tax impact of adjustments	(0.1)

Total shareholders’ equity under US GAAP	118.2

Turnover

Under UK GAAP, certain fees received for installation and implementation work necessary to enable performance of multi-year customer service contracts are recognised as revenue when invoiced at the beginning of the contract.

Under US GAAP, the up-front fees charged at the inception of the contract are deferred and recognised ratably over the life of the contract.

Share-based compensation

As required under UK GAAP, any compensation expense related to share options granted to employees is recognised in the Group’s financial statements when the share options are granted. Such grants give rise to compensation expense measured by reference to the difference between fair value of shares and the related exercise price only on date of grant, and at no subsequent date for a variable plan.

Under US GAAP, compensation expense resulting from awards under variable plans measures compensation costs as the difference between the quoted market price at the date when the number of shares of stock is known (the date the performance conditions are satisfied) and the exercise price. The cost is recognised over the period the employee performs the related services. Since the ultimate compensation cost is unknown until the performance conditions are satisfied, estimates of compensation cost are recorded before the measurement date based on the quoted market price of the stock at intervening dates in situations where it is probable that the performance conditions will be attained. To the extent the periodic remeasurement results in a lower compensation cost than previously recognised, a credit to compensation expense may be recorded.

Goodwill and amortisation

For acquisitions prior to 1998, goodwill on certain acquisitions was not recorded as an asset on the balance sheet under UK GAAP. The goodwill was written-off immediately as an adjustment to equity and no amortisation was recorded in subsequent periods.

Under US GAAP, goodwill resulting from all acquisitions is recorded as an asset and amortised over its estimated life unless indications of impairment exist. As such, the goodwill arising on various acquisitions is recorded as an asset on the balance sheet and amortised. Upon adoption of FAS 142 on 1 January 2002, goodwill is no longer amortised.

Purchase consideration

        Under UK GAAP, shares issued as consideration in a business combination are valued at the date the shares are issued, generally on completion. All amounts paid or payable based on the terms of acquisition are included in the purchase price.

Under US GAAP, such shares issued as consideration are valued using the average share price over the three days prior to and subsequent to the announcement of the acquisition. The difference results in a lower valuation of consideration and goodwill, and a related reduction of the impairment charge recorded during the year. Additionally, certain components of the consideration agreed in the terms of the acquisition were payable to employees who upon meeting certain earnings targets and remaining employed by the group for a specified period after the acquisition. Under US GAAP, these payments were accrued as compensation expense over the period earned and excluded from the determination of the purchase price.

Finance leases

Under UK GAAP, the Company measures the interest component of the finance lease payments by utilizing the sum-of-digits method.

Under US GAAP, the Company used the effective interest method. As such, the interest expense and related adjustments to the outstanding finance lease liability have been adjusted consistent with the effective interest method.

Lease restoration and holiday provisions

Under UK GAAP, the Company recorded a provision for costs to be incurred for the restoration of facilities under lease to their original condition as required in the lease agreement. This provision was included in the cost of the asset under a finance lease. Also, holiday and other compensated absences are generally recognized as expense when the leave is taken.

Under US GAAP, a provision for the cost of the restoration would be made ratably from inception of the lease as long as the incurrence of the cost was probable and the amount could be reasonably estimated. The provision is being recorded as an operating expense as accrued. Expense for compensated absences is accrued and recognized as expense when earned.

Derivatives

Under UK GAAP, interest rate swaps were accounted for on a cash basis such that cash payments made or received were offset against the interest charge in the related period.

Under US GAAP, the interest rate swaps would be classified as trading. As such, the interest rate swaps are recorded at fair value on the balance sheet with the corresponding change in fair value recognised in the income statement each period.

Other matters of presentation

Under UK GAAP, Guardian is required to account for significant items that are unusual or infrequent as exceptional and present these separately in the profit and loss account. Under US GAAP, these costs are included in operating and net profit and would not be considered “extraordinary items.”

The shutdown of the Web Hosting business under UK GAAP has been classified as a discontinuing operation. Under US GAAP, this business does not qualify as a separate major line of business and the related costs are included in continuing operations.

The investment in the South Africa subsidiary has been consolidated under UK GAAP. This investment has been accounted for under the equity method under US GAAP. Consolidation of the investment had an impact of £3.3 million on revenue, £0.3 million on operating profit, and £0.5 million on net current assets.

Cash flow statement

The Group’s cash flow statement under UK GAAP presents substantially the same information as that required under US GAAP, except that UK GAAP presents changes in cash (which is defined as cash in hand and deposits repayable on demand less any bank loans or bank overdrafts repayable on demand), whereas US GAAP reflects changes in the total of cash and cash equivalents. Under UK GAAP, cash flows are presented separately for (i) operating activities; (ii) returns on investments and servicing of finance; (iii) taxation; (iv) capital expenditure and financial investments (and acquisitions and disposals); (v) management of liquid resources; and (vi) financing activities. US GAAP only requires presentation of cash flows from operating, investing and financing activities.

Cash flows in respect of interest received, interest paid (net of that capitalised), interest on finance leases and taxation would be included within operating activities under US GAAP and capitalised interest would be included in investing activities. Under US GAAP, all short-term borrowings and bank overdrafts are included in financing activities. Cash flows in respect of amounts placed on deposit with deposit banks would be included within investing activities under US GAAP. The following summarises the statement of cash flows for the Group as if they had been presented in accordance with US GAAP:

Dec 01 £ million
Net cash outflow from operating activities	11.4
Net cash used in investing activities	(46.6)
Net cash provided by financing activities	35.9

Net increase in cash and cash equivalents under US GAAP	0.7
Effect of exchange rates on cash and cash equivalents	(0.2)
Cash and cash equivalents under US GAAP at beginning of period	2.8

Cash and cash equivalents under US GAAP at end of period	3.3